Identica Holdings Corporation

3825 Henderson Blvd., Ste 605

Tampa, Florida 33629

Phone:

813.642.3479

Fax:

813.774.4725

EXHIBIT 10.24

SALES AND SERVICE IMPLEMENTATION AGREEMENT

SALES AND SERVICE IMPLEMENTATION AGREEMENT, dated as of September 12, 2008 (this “Agreement”), by and between Enterprise Air, Inc., a Delaware corporation having a headquarters address at 259 West 30th Street, 2nd Floor, New York, New York 10001 (“EA”), and Identica Holdings Corporation, a Nevada corporation having a headquarters address at 3825 Henderson Boulevard, Suite 605, Tampa, Florida 33629 (“Identica”).

Whereas, Identica has expertise in MBM (as defined below in paragraph 14) software sales and in the installation, implementation, maintenance, repair, enhancement and customization of MBM software;

Whereas, EA has an MBM software business and desires that Identica (a) sell EA’s MBM products and (b) provide present and future customers of EA’s MBM products with MBM software installation, implementation, maintenance, repair, enhancement and customization services, and other services ancillary to those services (all of such services, together, “Services”), upon the terms and subject to the conditions set forth in this Agreement;

Whereas Identica desires to sell EA’s MBM products (both to customers referred to Identica by EA and to other customers located by Identica) and to perform Services for customers of EA’s MBM products (whether such customers were such customers prior to, or become such customers after, the effective date of this Agreement), upon the terms and subject to the conditions set forth in this Agreement.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby represent, warrant, acknowledge and agree as follows:

1.

Identica’s Capabilities. Identica represents and warrants that it has the necessary expertise, technical staffing, capabilities and organizational structure to sell EA’s MBM products and to provide MBM product Services to customers of EA's MBM products (and to perform such Services in a good and workmanlike manner), all as provided in this Agreement.

2.

EA to Refer MBM Customers to Identica.  EA agrees that it will, throughout the term of this Agreement, refer to Identica all persons and entities who or which desire (a) to purchase MBM products or (b) to receive MBM Services.

3.

Identica’s Sales and Service Obligations.  Identica agrees that it will act sell EA’s MBM products and provide Services to all customers of EA’s MBM products (in either case whether or not referred to Identica by EA).  Identica will charge such customers for all MBM product Services (other than warranty work of the type referred to in paragraph 5 below) at the same rates that it charges its other customers for similar work.  Identica will promptly invoice all EA MBM product sales and service customers directly and will bear the risks of collection.  Identica will perform all warranty work with respect to any EA MBM products sold on or after the effective date of this Agreement at Identica’s own cost and expense.  Identica shall not be responsible for the cost of any warranty work with respect to any EA MBM products sold prior to the effective date of this Agreement (such warranty work being subject to paragraph 5 below).

4.

Payment to EA.  Within 15 days of the date on which Identica receives payment from any person or entity for the purchase of any MBM product(s) and/or for any MBM Service(s), Identica will pay to EA 35% of the Total Adjusted Invoice Amount set forth on the subject invoice.  As used herein, the term “Total Adjusted Invoice Amount” shall mean, as to any invoice for sales of an MBM product and/or any MBM Services, the entire amount set forth on such invoice, less only the amount paid by Identica to any third party for any hardware invoiced on such invoice.   (The following example of the application of this paragraph 4 is included for purposes of illustration: In the event that the invoice amount were $100 and the amount by Identica to a third party for hardware invoiced on such invoice were $15, then the Total Invoice Amount would be equal to $85 (being $100 less $15) and the amount payable to EA would be $29.75 (being 35% times $85)).

5.

EA Warranty Work to be performed by Identica.  In the event that Identica shall perform for EA any warranty work on any EA MBM product(s) sold prior to the date of this Agreement, Identica shall invoice EA for such work and EA shall pay Identica for the same, any such invoice to be payable within 30 days.  Identica will charge EA for such warranty work at the same rates that it charges its other customers for similar non-warranty work.  In no event shall EA be required to pay for any work under this paragraph 5 unless Identica shall, prior to the commencement of such work, have received EA’s written agreement to pay for such work.

6.

Quality of Identica Work. Identica agrees that it will use the same care and diligence in performing Services for EA MBM sales and service customers as it does in performing similar services for its other customers, and that it will in any event perform all Services for customers of EA’s MBM products in a good and workmanlike manner.

7.

EA Cooperation.  EA shall cooperate with Identica in Identica’s provision of MBM Services on EA MBM products by furnishing Identica’s technical personnel with customer contact information for each customer referred to Identica by EA and with the nature of the products and services furnished by EA to each such customer, and by furnishing such technical personnel with all relevant software, codes, service manuals and technical information in EA’s possession necessary for Identica to furnish Services to each EA MBM customer.  All of such information, software, codes and other materials shall at all times remain the property of EA and upon the termination of this Agreement Identica shall return all of such information, software, codes and other materials to EA (unless this Agreement shall terminate upon the consummation of a purchase contemplated by a purchase agreement of the type referred to in paragraph 11 below, in which case Identica may retain any of such information, software, codes and other materials as may have been purchased by Identica, if any).  At all times during and after the term of this Agreement, Identica shall maintain such information, software, codes and other materials in strictest confidence and shall use the same for the purpose of providing Services to MBM customers referred to Identica by EA and for no other purpose whatsoever (unless this Agreement shall terminate upon the consummation of a purchase contemplated by a purchase agreement of the type referred to in paragraph 11 below, in which case the provisions of this sentence shall not apply to any of such information, software, codes and other materials as may have been purchased by Identica, if any).

8.

Identica to Maintain Records.  Identica will maintain detailed sales and time and service records with respect to all sales of and any Services on any MBM products and shall submit copies of the same to EA upon request.  EA shall have the right, from time to time, upon reasonable notice and during normal business hours, to review the books and records of Identica regarding its MBM sales or its provision of MBM Services.

9.

Exclusivity.  During the term of this Agreement, Identica shall not act as a seller, sales representative or distributor for or of, or provide Services with respect to, any MBM products other than EA’s MBM products.

10.

Indemnification by Identica.  Identica hereby indemnifies and holds harmless EA and its officers, directors, shareholders and employees from and against all claims, liabilities, costs, expenses, actions and proceedings arising from, out of or in connection with any Services performed by Identica on or with respect to any EA MBM products.

11.

Term and Termination.  This Agreement shall remain in effect for two years, unless earlier terminated as provided in this paragraph.  EA may terminate this Agreement for any reason by and upon ten (10) days’ written notice given to Identica at any time on or after December 31, 2008; provided, however, that EA shall not have any right to terminate this Agreement pursuant to this sentence at any time when there shall be in effect a binding agreement between Identica and EA providing for the purchase by Identica of all or substantially all of the assets and business of EA’s MBM business.  If any such purchase agreement shall be in effect and the purchase contemplated thereby shall be consummated pursuant thereto, then this Agreement shall terminate simultaneously with the consummation of such purchase; and if any such purchase agreement shall be in effect but shall terminate prior to the consummation of the purchase contemplated thereby, then EA’s right to terminate this Agreement, as provided above in this paragraph, shall revive and once again be in effect.  Nothing in this Agreement shall require either party hereto to enter into any such purchase agreement.   Upon any termination of this Agreement, Identica shall immediately cease making any sales of EA MBM products and shall refrain from taking any orders for further MBM Services; provided, however, that (a) any uninvoiced sales or Services shall be invoiced and EA shall be paid in respect of the same and (b) any MBM Services then in process shall be performed through completion and invoiced and EA shall be paid in respect of the same, in each case referred to in clauses (a) and (b) of this sentence as provided in this Agreement, and this Agreement shall remain in effect with respect to the matters referred to in clauses (a) and (b) of this sentence until such matters have been completed and wound up.

12.

Governing Law.  This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York (even though this Agreement may not have been so made and may not be so performed).

13.

Survival.  The last sentences of paragraphs 7 and 11 hereof, paragraphs 8, 10 and 12 hereof, this paragraph 13 and each party’s obligation to pay all amounts accrued hereunder prior to the termination of this Agreement or during, or from Services performed by Identica during, the wind-up period referred to in the last sentence of paragraph 11 hereof shall all survive the termination of this Agreement.

14.

Definition of “MBM”.   As used in this Agreement, the term “MBM” shall mean and refer to a mobile badge management platform including the following three (3) services: (a) Mobile ID VERIFY and Access Control for checking credentials against database details; (b) Mobile Mustering for tracking entry and exit data from buildings and for performing rapid ID scanning; and (c) Portable Credentialing for issuing and checking badges using handheld devices.

15.

Effective Date.  The effective date of this Agreement shall be July 1, 2008.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

IDENTICA HOLDINGS CORPORATION

By: /s/ Edward Foster

       Name:

Edward Foster

       Title:

Chief Executive Officer

ENTERPRISE AIR, INC.

By: /s/ Morris W. Markel

       Morris W. Markel

       President

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